UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ENTERTAINMENT PROPERTIES TRUST
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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EXPLANATORY NOTE
On March 27, 2012, Entertainment Properties Trust (the "Company") filed a definitive proxy statement (the "Proxy Statement") with the Securities and Exchange Commission relating to the Company's 2012 annual meeting of shareholders to be held on May 9, 2012 (the "Annual Meeting"). The Company is supplementing the disclosure contained in the Proxy Statement regarding (a) the aggregate fees billed to the Company for the fiscal year ended December 31, 2011 by KPMG LLP as set forth on page 51, and (b) the reference on page 7 of the Proxy Statement that Peter C. Brown "founded" the Company.

Fees Paid to the Independent Registered Public Accounting Firm

The audit committee has appointed the registered public accounting firm of KPMG LLP ("KPMG") as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012 and our internal control over financial reporting as of December 31, 2012, and the shareholders of the Company are being asked to ratify such appointment at the Annual Meeting.

The amount of fees paid by the Company to KPMG for the fiscal year ended December 31, 2011 and listed under the caption "Tax Fees" in the Proxy Statement includes $229,780 for tax return preparation and compliance and $232,835 for tax consulting. Accordingly, the Company's audit, audit-related and tax return preparation and compliance fees for fiscal 2011 totaled $530,580, or 69.5% of total fees, and non-audit other fees for fiscal 2011 totaled $232,835, or 30.5% of total fees.

Founder

On page 7 of the Proxy Statement, the Company disclosed that Peter C. Brown founded the Company in 1997. Mr. Brown did so at a time when he was the President of AMC Entertainment, Inc. ("AMC"). Mr. Brown is not now, and has never been, an employee of the Company, and is no longer affiliated with AMC.